TherapeuticsMD, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces First Quarter 2019 Financial Results

-BIJUVA™ Commercial Launch in April 2019-

-Completed $300 Million Non-Dilutive Term Loan Financing Facility in April 2019-

-IMVEXXY® Continues Strong Positive Trends for Prescriptions and Patient Refills-

-Conference Call Scheduled for 4:30 p.m. ET Today-

BOCA RATON, Fla. – May 6, 2019 – TherapeuticsMD, Inc. (NASDAQ: TXMD), an innovative, leading women’s healthcare company, today announced its commercial and corporate update for the first quarter ended March 31, 2019.

“We are pleased with our recent progress on achieving several business objectives, which include the on-time launch of BIJUVA, the expansion of our sales force to 200 sales representatives who are now selling BIJUVA and IMVEXXY, the continued strong prescriptions and refills for IMVEXXY, and the significant strengthening of the company’s financial position with the completion of our $300 million non-dilutive term loan facility, which also increases our flexibility to support the launches of BIJUVA and ANNOVERATM,” said Robert G. Finizio, Chief Executive Officer of TherapeuticsMD.

IMVEXXY Continues Strong Prescriptions and Refills

IMVEXXY prescription growth continues as highlighted by a record month in April 2019 with approximately 31,200 prescriptions dispensed and paid for by patients. Approximately 75,000 prescriptions of IMVEXXY were dispensed and paid for by patients during the first quarter of 2019. This is an increase of approximately 58% in prescription volume for the first quarter of 2019 as compared to the fourth quarter of 2018. Strong refill rates continue to indicate that women are having a positive experience with IMVEXXY.

Through April 30, 2019, the company achieved unrestricted coverage for IMVEXXY with seven of the top ten commercial payers of VVA products. One of these plans, United Healthcare, began adjudication on March 1, 2019. The company also achieved unrestricted Medicare Part D coverage on United Healthcare and Kaiser.

Summary of First Quarter 2019 Financial Results

Net revenues for the first quarter of 2019 were approximately $3.9 million, compared with net revenues of approximately $3.8 million for the prior year’s quarter. Net revenues for IMVEXXY for the first quarter of 2019 were approximately $2.0 million and were greatly affected by the company’s patient savings program introduced to launch IMVEXXY, which allows eligible patients to access the product at a reasonable cost of no more than $35 per prescription regardless of insurance coverage. The company expects revenues related to IMVEXXY to improve as commercial payer coverage for IMVEXXY increases and insurance plans complete the process needed to adjudicate IMVEXXY prescriptions at pharmacies.

Net revenues from the company’s prescription prenatal vitamin business were approximately $1.9 million for the first quarter of 2019, compared with approximately $3.8 million for the first quarter of 2018. A portion of the lower revenue was created by a price increase in the first quarter of 2019, causing some customers to increase purchases of the company’s prescription prenatal vitamins in the fourth quarter of 2018.

R&D expenses for the first quarter of 2019 were approximately $6.3 million, compared with approximately $7.0 million for the prior year’s quarter. The decrease in first quarter 2019 R&D expenses was primarily a result of the completion of the REPLENISH trial for BIJUVA and the FDA approval of IMVEXXY and BIJUVA, partially offset by scale-up and manufacturing activities for BIJUVA before FDA approval, as well as increased pre-clinical work to support our product pipeline.

Sales, general and administrative (SG&A) expenses for the first quarter of 2019 increased to approximately $34.9 million, compared with approximately $20.8 million for the prior year’s quarter. The increase in first quarter 2019 sales and marketing expenses was primarily a result of increased expenses associated with sales and marketing efforts to support the launch and commercialization of IMVEXXY and BIJUVA, including costs related to sales force expansion, outsourced sales personnel and their related expenses, physician education and product samples, and other expenses related to product commercialization. The company expects sales and marketing expenses to continue to increase as it continues the launch of BIJUVA, prepares for the launch of ANNOVERA and continues to support its growing business and commercialization of its products.

Net loss for the first quarter of 2019 was approximately $39.5 million, or $0.16 per basic and diluted share, compared with approximately $24.4 million, or $0.11 per basic and diluted share, for the first quarter of 2018.

Balance Sheet

As of March 31, 2019, the company’s cash on hand totaled approximately $122.9 million, compared with approximately $161.6 million at December 31, 2018. Total outstanding debt, net of issuance costs, was approximately $73.5 million as of March 31, 2019.

In April 2019, the company entered into a financing agreement for a $300 million non-dilutive term loan facility with TPG Sixth Street Partners (TSSP). The initial tranche of $200 million was drawn on April 24, 2019, with additional tranches of $50 million available to the company upon the designation of ANNOVERA as a new category of contraception by the U.S. Food and Drug Administration on or prior to December 31, 2019 and another $50 million available to the company upon achieving $11 million in net revenues from IMVEXXY, ANNOVERA and BIJUVA for the fourth quarter of 2019. A portion of the proceeds from the initial tranche of the TSSP facility was used to repay all amounts outstanding under the company’s prior credit facility.

Conference Call and Webcast Details

TherapeuticsMD will host a conference call and audio webcast today at 4:30 p.m. ET to discuss these financial results and provide a business update.

Date:	Monday, May 6, 2019
Time:	4:30 p.m. ET
Telephone Access (US):	866-665-9531
Telephone Access (International):	724-987-6977
Access Code for All Callers:	5799911

A live webcast and audio archive for the event may be accessed on the home page or from the “Investors & Media” section of the TherapeuticsMD website at www.therapeuticsmd.com. Please connect to the website prior to the start of the presentation to ensure adequate time for any software downloads that may be necessary to listen to the webcast. A replay of the webcast will be archived on the website for at least 30 days. In addition, a digital recording of the conference call will be available for replay beginning two hours after the call's completion and for at least 30 days, with the dial-in 855-859-2056 or international 404-537-3406 and Conference ID: 5799911.

Please see the Full Prescribing Information, including indication and Boxed WARNING, for each TherapeuticsMD product as follows:

●	IMVEXXY (estradiol vaginal inserts) at https://imvexxy.com/pi.pdf

●	BIJUVA (estradiol and progesterone capsules) at https://www.bijuva.com/pi.pdf

●	ANNOVERA (segesterone acetate and ethinyl estradiol vaginal system) at www.annovera.com/pi.pdf

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative, leading healthcare company, focused on developing and commercializing novel products exclusively for women. Our products are designed to address the unique changes and challenges women experience through the various stages of their lives with a therapeutic focus in family planning, reproductive health, and menopause management. The company is committed to advancing the health of women and championing awareness of their healthcare issues. To learn more about TherapeuticsMD, please visit www.therapeuticsmd.com or follow us on Twitter: @TherapeuticsMD and on Facebook: TherapeuticsMD.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXY®, ANNOVERA™, BIJUVA™ and its hormone therapy drug candidates and obtain additional financing necessary therefor; whether the company will be able to comply with the covenants and conditions under its term loan facility; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the company’s future drug candidates; the length, cost and uncertain results of future clinical trials; the company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

Investor Contact

Nichol Ochsner

Vice President, Investor Relations

561-961-1900, ext. 2088

Nochsner@TherapeuticsMD.com

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current Assets:
Cash	$122,883,852	$161,613,077
Accounts receivable, net of allowance for doubtful accounts of $678,886 and $596,602, respectively	14,944,750	11,063,821
Inventory	4,955,715	3,267,670
Other current assets	9,846,899	10,834,693
Total current assets	152,631,216	186,779,261

Fixed assets, net	668,607	472,683

Other Assets:
License rights	20,000,000	20,000,000
Intangible assets, net	4,455,730	4,092,679
Other assets	3,821,566	324,855
Security deposit	314,446	314,446
Total other assets	28,591,742	24,731,980
Total assets	$181,891,565	$211,983,924

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$25,365,243	$22,743,841
Other current liabilities	19,607,439	18,334,948
Total current liabilities	44,972,682	41,078,789

Long-Term Liabilities:
Long-term debt	73,501,160	73,381,014
Opreating lease liability	2,724,501	—
Total liabilities	121,198,343	114,459,803

Commitments and Contingencies

Stockholders' Equity:
Preferred stock - par value $0.001; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock - par value $0.001; 350,000,000 shares authorized: 241,221,840 and 240,462,439 issued and outstanding, respectively	241,222	240,463
Additional paid-in capital	619,234,655	616,559,938
Accumulated deficit	(558,782,655)	(519,276,280)
Total stockholders' equity	60,693,222	97,524,121
Total liabilities and stockholders' equity	$181,891,565	$211,983,924

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018

Revenues, net	$3,946,651	$3,773,392

Cost of goods sold	762,827	633,623

Gross profit	3,183,824	3,139,769

Operating expenses:
Sales, general, and administrative	34,864,082	20,757,237
Research and development	6,317,882	7,039,297
Depreciation and amortization	106,938	59,621

Total operating expenses	41,288,902	27,856,155

Operating loss	(38,105,078)	(24,716,386)

Other (expense) income
Miscellaneous income	688,721	314,557
Interest expense	(2,090,018)	—

Total (expense) income	(1,401,297)	314,557

Loss before income taxes	(39,506,375)	(24,401,829)

Provision for income taxes	—	—

Net loss	$(39,506,375)	$(24,401,829)

Loss per share, basic and diluted:

Net loss per share, basic and diluted	$(0.16)	$(0.11)

Weighted average number of common shares outstanding, basic and diluted	241,006,032	216,525,316

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(39,506,375)	$(24,401,829)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	66,494	38,424
Amortization of intangible assets	40,444	21,197
Non-cash operating lease expense	219,765	—
Provision for doubtful accounts	82,284	22,955
Share-based compensation	2,586,948	1,751,358
Amortization of deferred financing costs	120,146	—
Changes in operating assets and liabilities:
Accounts receivable	(3,963,214)	(790,885)
Inventory	(1,688,045)	(135,514)
Other current assets	987,794	1,506,152
Accounts payable	2,621,402	2,186,224
Accrued expenses and other liabilities	268,939	152,223

Net cash used in operating activities	(38,163,418)	(19,649,695)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(403,496)	(142,136)
Purchase of fixed assets	(262,418)	(26,908)
Payment of security deposit	—	(11,486)

Net cash used in investing activities	(665,914)	(180,530)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of options	100,107	44,057

Net cash provided by financing activities	100,107	44,057

Decrease in cash	(38,729,225)	(19,786,168)
Cash, beginning of period	161,613,077	127,135,628
Cash, end of period	$122,883,852	$107,349,460

Supplemental disclosure of cash flow information

Interest paid	1,913,956	—